Filed Pursuant to Rule 424(b)(5)
Registration No. 333-162214

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 30, 2009

Prospectus Supplement

(To Prospectus dated September 30, 2009)

$

Alliant Energy Corporation

    % Senior Notes due

We will pay interest on the senior notes on            and            of each year, beginning on                     , 2010. The senior notes will mature on             ,             . We may redeem some or all of the senior notes at any time and from time to time at the redemption prices described in this prospectus supplement.

The senior notes will be our unsecured senior obligations and rank equally with our other unsecured senior indebtedness from time to time outstanding. The senior notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, and will not be listed on any securities exchange.

Investing in the senior notes involves risks. See “Risk Factors” on page S-5 of this prospectus supplement and beginning on page 20 of our Annual Report on Form 10-K for the year ending December 31, 2008.

Per Senior Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to Alliant Energy Corporation (1)%	$

(1)	Plus accrued interest if any, from October , 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The senior notes will be available for delivery in book-entry form only through The Depository Trust Company on or about October     , 2009.

Joint Book-Running Managers

Citi	J.P. Morgan

The date of this prospectus supplement is September     , 2009

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we ,” “our,” “us” or similar references mean Alliant Energy Corporation and its consolidated subsidiaries, collectively. References in this prospectus supplement to “IPL,” “WPL” and “Resources” mean Alliant Energy Corporation’s wholly owned subsidiaries Interstate Power and Light Company, Wisconsin Power and Light Company and Alliant Energy Resources, LLC, respectively.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement and any other offering material, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying prospectus. Some of these documents are filed on a combined basis with IPL and WPL. However, the senior notes are not obligations of, or guaranteed by, IPL or WPL. In the event that the description of the offering varies between this prospectus supplement and/or any other offering material and the accompanying prospectus, you should rely on the information contained in this prospectus supplement and any other offering material.

You should rely only on the information relating to us contained or incorporated by reference in this prospectus supplement, any other offering material and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, any other offering material, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608) 458-3311.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information we incorporate by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect,” “intend,” “believe,” “anticipate,” “estimate,” “plan” or “objective” or other similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in our U.S. Securities and Exchange Commission, or SEC, filings, including, but not limited to, the risk factor disclosure beginning on page 20 of our Annual Report on Form 10-K for the fiscal year ending December 31, 2008. Some, but not all, of the risks and uncertainties include the following:

•	federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and regulatory agency orders;

•

IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, deferred expenditures and capital expenditures, including any construction costs incurred over the predetermined level included in the advanced rate making principles for IPL’s Whispering Willow – East wind project, costs related to operating units that may be permanently closed, the earning of reasonable rates of return, and the payment of expected levels of dividends;

•	the state of the economy in IPL’s and WPL’s service territories and resulting implications on sales, margins, and ability to collect unpaid bills, in particular as a result of the current recession;

•	weather effects on results of operations;

•

developments that adversely impact IPL’s and WPL’s ability to implement their strategic plans including unanticipated issues in connection with construction of their new wind generating facilities, including their ability to obtain all required regulatory approvals and permits, and WPL’s potential purchase of the Riverside Energy Center;

•

IPL’s ability to reduce the impact of transmission rate increases for 2009 and future years; either through regulatory proceedings with the Federal Energy Regulatory Commission, or FERC, or by recovery of costs in rates;

•

issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and retain purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact fuel and fuel-related prices and other economic conditions may have on IPL’s and WPL’s customers’ demand for utility services;

•

impacts that storms or natural disasters in their service territories may have on IPL’s and WPL’s operations, including uncertainties associated with efforts to remediate the effects of the June 2008 Midwest flooding, amount of unreimbursed storm-related costs, levels of steam margins, rate relief for costs associated with restoration, and any asset impairment charges with respect to IPL’s steam distribution and generating systems;

•

issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations and the ability to recover through rates all environmental compliance costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•

potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions, including the American Clean Energy and Security Act, which contains a proposed greenhouse gas cap-and-trade program;

•	the growth rate of ethanol and biodiesel production in IPL’s and WPL’s service territories;

•	continued access to the capital markets under competitive terms and rates;

•	financial impacts of hedging strategies, including the impact of weather hedges or not hedging on earnings;

•	sales and project execution for RMT, Inc., or RMT, and the level of growth in the wind development market and the impact of the American Recovery and Reinvestment Act of 2009;

•

issues related to electric transmission, including operating in the Midwest Independent Transmission System Operator, or MISO, energy and ancillary services markets, the impacts of potential future billing adjustments from MISO and recovery of costs incurred;

•	unplanned outages at generating facilities and risks related to recovery of incremental costs through rates;

•	our ability to successfully defend against, and any liabilities arising out of, the purported shareowner derivative complaint stemming from the exchangeable senior notes due 2030 litigation;

•	our ability to successfully defend against, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by our Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	our ability to sustain our dividend payout ratio goal;

•	the direct or indirect effects resulting from terrorist incidents or responses to such incidents;

•	employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages or additional restructurings;

•	access to technological developments;

•	any material post-closing adjustments related to any past asset divestitures;

•	the impact of necessary accruals for the terms of incentive compensation plans;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the ability to continue cost controls and operational efficiencies;

•	increased retirement plan costs due to decreases in market value of plan assets;

•	the ability to utilize tax capital losses and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete ongoing tax audits and appeals with no material impact on earnings and cash flows; and

•	inflation and interest rates.

We assume no obligation, and disclaim any duty, to update these forward-looking statements.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully before making a decision to invest in our senior notes.

Our Company

We are an energy-services provider that operates as a regulated investor-owned public utility holding company. Our primary focus is to provide regulated electricity and natural gas service to customers in the Midwest through our two public utility subsidiaries, IPL and WPL. We also have non-regulated operations.

Our utility business is engaged principally in:

•	the generation and distribution of electric energy in selective markets in Iowa, southern and central Wisconsin and southern Minnesota;

•	the distribution and transportation of natural gas in selective markets in Iowa, southern and central Wisconsin and southern Minnesota; and

•	the provision of various other energy-related products and services.

As of December 31, 2008, our utility business served approximately 1 million electric customers and approximately 400,000 gas customers.

Through our subsidiary, Resources, we manage a portfolio of wholly-owned subsidiaries and additional investments through several distinct platforms: RMT (including WindConnect®), Non-regulated Generation, Transportation and other non-regulated investments.

We are a “holding company” under the Public Utility Holding Company Act of 2005 and are subject to regulation by the FERC under that Act.

Recent Development

On September 16, 2009, we commenced a tender offer and consent solicitation pursuant to which we offered to purchase for cash any and all of our exchangeable senior notes due 2030, or the 2030 Notes, and solicited consents to certain proposals with respect to the 2030 Notes and the indenture under which they were issued. As of September 28, 2009, holders of the 2030 Notes representing approximately $402.3 million principal amount out of approximately $402.5 million outstanding principal amount had tendered their 2030 Notes and consented to the proposals, which, among other things, included a waiver of an alleged default with respect to the 2030 Notes, a rescission of a notice of acceleration with respect to the 2030 Notes and an agreement to dismiss related litigation by the trustee for the 2030 Notes. On September 29, 2009, we paid approximately $238.8 million for such tendered 2030 Notes. Because more than a majority of principal amount of holders of the 2030 Notes consented to the proposals, we and the trustee for the 2030 Notes entered into a supplemental indenture pursuant to which the proposals became effective. On September 29, 2009, we and the trustee for the 2030 Notes also filed a stipulation of dismissal in federal court to end the litigation related to the 2030 Notes. We financed the tender offer with approximately $68.8 million cash on hand and $170.0 million in borrowings under a new term loan agreement, which will mature on December 31, 2009. The tender offer will expire on October 15, 2009.

The Offering

The following is a brief summary of some of the terms of this offering. As used in this section, the terms “we,” “us” and “our” refer to Alliant Energy Corporation and not any of its subsidiaries. For a more complete description of the terms of the senior notes, see “Description of Senior Notes” in this prospectus supplement and “Description of Senior Notes” in the accompanying prospectus.

Issuer	Alliant Energy Corporation

Senior notes offered	$ aggregate principal amount of % senior notes due .

Maturity	, .

Interest payment dates	and of each year, beginning on , 2010.

Ranking	The senior notes will be our unsecured senior obligations and rank equally with our other unsecured senior indebtedness from time to time outstanding. The senior notes will also be subordinated to any secured indebtedness to the extent of the assets securing such indebtedness. We do not currently have any secured indebtedness.

Optional redemption	The senior notes will be redeemable, at our option, in whole or in part at any time and from time to time, at the redemption prices described in “Description of Senior Notes – Optional Redemption.”

Covenants	The indenture governing the senior notes contains covenants that, among other things, limit our ability to:

•	create certain types of secured indebtedness without providing for the senior notes to be equally and ratably secured; and

•	consolidate, merge or sell assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Senior Notes” in the accompanying prospectus.

No limitation on debt	The indenture governing the senior notes does not limit the amount of senior notes that we may issue or provide holders any protections in the event that we become involved in a highly leveraged transaction.

Ratings	Moody’s Investors Service, Inc. has assigned the senior notes a rating of Baa1. Standard & Poor’s Ratings Services has assigned the senior notes a rating of BBB. Ratings are not a recommendation to buy, sell or hold the senior notes. We cannot give any assurance that the ratings will be retained for any time period or that they will not be revised or withdrawn by the ratings agencies.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $170 million of the net proceeds from this offering to repay borrowings under our term loan agreement that we incurred to finance a portion of our tender offer for the 2030 Notes and the remainder of the net proceeds for general corporate purposes.

Denominations	The senior notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.

Further issues	We may from time to time, without notice to or the consent of the holders of the senior notes, create and issue additional senior notes under the indenture ranking equally and ratably with the senior notes in all respects (other than the payment of interest accruing prior to the issue date of such additional senior notes or except for the first payment of interest following the issue date of such additional senior notes).

Absence of market for the senior notes	The senior notes are a new issue of securities with no established trading market. We currently have no intention to apply to list the senior notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the senior notes. See “Underwriting.”

Risk factors	An investment in the senior notes involves risks. See “Risk Factors” on page S-5 for a discussion of issues that you should consider with respect to an investment in the senior notes.

Summary Consolidated Financial Information

The summary consolidated financial information below was selected or derived from our consolidated financial statements. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the six months ended June 30, 2009 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(In millions)
Income Statement Data:
Operating revenues	$3,359.4	$3,437.6	$3,681.7	$1,819.4	$1,692.2
Operating income	493.5	763.1	488.6	207.1	136.5
Net income attributable to Alliant Energy Corporation common shareowners	315.7	425.3	288.0	128.9	101.7

	As of December 31,		As of June 30, 2009
	2007	2008
	(In millions)
Balance Sheet Data:
Current assets	$1,472.3	$1,445.6	$1,137.9
Property, plant and equipment, net	4,679.9	5,353.5	5,816.3
Investments and other non-current assets	1,037.5	1,402.4	1,381.1
Current liabilities	937.0	1,038.2	1,146.6
Long-term debt, net (excluding current portion)	1,404.5	1,748.3	1,648.2
Other long-term liabilities and deferred credits	1,919.3	2,345.6	2,450.3

RISK FACTORS

Investing in the senior notes involves risk. These risks are described under “Risk Factors” beginning on page 20 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Before making a decision to invest in the senior notes, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Additionally, you should consider carefully the following factors relating to us and the senior notes before making an investment in the senior notes offered hereby.

Risks Relating to the Senior Notes

As a holding company, we are dependent upon dividends or distributions from our subsidiaries to make payments on the senior notes.

We are a holding company with no material operations of our own and only limited assets consisting primarily of the equity securities of our subsidiaries. Therefore, our ability to meet our obligations for payment of interest and principal on the senior notes depends upon the earnings, cash flows, capital requirements and general financial condition of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the senior notes or to make any funds available, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, the senior notes.

In addition, IPL and WPL, our public utility subsidiaries, each have common stock dividend payment restrictions based on the terms of their outstanding preferred stock and applicable regulatory limitations. Both IPL and WPL are restricted from paying common stock dividends to us, if for any past or current dividend period, dividends on their respective preferred stock have not been paid, or declared and set apart for payment. IPL’s most significant regulatory limitation on distributions to us is included in an order issued by the Minnesota Public Utilities Commission, or MPUC, in June 2009 that requires IPL to maintain a common stock equity ratio between 41.3% and 50.5% during the twelve months ended June 30, 2010. In addition, IPL must inform the Iowa Utility Board, or IUB, if its common equity ratio falls below 42% of total capitalization. WPL’s most significant regulatory limitation on distributions to us is included in an order issued by the Public Service Commission of Wisconsin, or PSCW, in December 2008 that prohibits WPL from paying annual common stock dividends in excess of $91 million if WPL’s common stock equity ratio is or will fall below 51.0%. Neither IPL nor WPL have regulatory authority to lend or advance any amounts to their parent company. If we do not receive adequate distributions from our subsidiaries, then we may not be able to make payments of interest and/or principal on the senior notes.

Claims of holders of the senior notes will be structurally subordinate to claims of creditors of any of our subsidiaries.

We conduct our business principally through our subsidiaries. Any right that we have to receive any assets of any of our subsidiaries upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of the senior notes to realize proceeds from the sale of their assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt issued by the subsidiary, and preferred equity holders. As of June 30, 2009, our subsidiaries had long-term debt of approximately $1.8 billion and preferred equity with an aggregate liquidation preference of $250 million outstanding that effectively ranks senior to the senior notes.

There may be no public trading market for the senior notes.

The senior notes are a new issue of securities with no established trading market. The senior notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the senior notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use approximately $170 million of the net proceeds from this offering to repay borrowings under our term loan agreement that we incurred to finance a portion of our tender offer for the 2030 Notes and the remainder of the net proceeds for general corporate purposes. Under our term loan agreement, we have the option to borrow at a rate of 3.00% plus either (i) the LIBOR rate (the “LIBOR Rate”) or (ii) the highest of the prime rate, 0.50% per annum above the federal funds rate or the LIBOR Rate for an interest period of 1 month plus 1.00% (the “Base Rate”). The borrowings under our term loan agreement currently have an interest rate of 6.25% (which is equal to the Base Rate plus 3.00%) and a maturity date of December 31, 2009, but are required to be repaid with the net proceeds from this offering under the terms of our term loan agreement.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2009:

•	on an actual basis;

•	on a pro forma basis giving effect to our tender offer for our 2030 Notes and our borrowings under our term loan agreement to finance such tender offer; and

•	on a pro forma as adjusted basis to give effect to the tender offer, this offering and the anticipated use of the net proceeds from this offering as described under “Use of Proceeds.”

	As of June 30, 2009
	Actual	Pro Forma for Tender Offer	Pro Forma for Tender Offer, as Adjusted for This Offering
	(In millions)
Common equity:
Common stock	$1.1	$1.1	$
Additional paid-in capital	1,497.3	1,497.3
Retained earnings	1,355.2	1,227.2
Accumulated other comprehensive loss	(1.4)	(1.4)
Shares in deferred compensation trust	(7.9)	(7.9)

Total common equity	2,844.3	2,716.3
Cumulative preferred stock of IPL	183.8	183.8
Noncontrolling interest	2.1	2.1

Total equity	3,030.2	2,902.2
Cumulative preferred stock of WPL	60.0	60.0
Long-term debt (excluding current portion):
Exchangeable Senior Notes due 2030 (1)	39.1	—
Other long-term debt	1,609.1	1,609.1

Existing long-term debt	1,648.2	1,609.1
Senior notes offered hereby	—	—

Total long-term debt (excluding current portion)	1,648.2	1,609.1
Short-term debt (including current maturities of long-term debt)
Existing short-term debt	474.0	474.0
Term loan agreement	—	170.0

Total short-term debt (including current maturities of long-term debt)	474.0	644.0

Total capitalization (including short-term debt)	$5,212.4	$5,215.3	$

(1)	At June 30, 2009, the carrying amount of the debt component of the 2030 Notes was $39.1 million, consisting of the par value of $402.5 million, less unamortized debt discount of $363.4 million. As a result, we will incur a non-cash charge based on the aggregate principal amount of 2030 Notes we purchase in the tender offer. We estimate that we will incur an after-tax charge of approximately $128 million, or $1.16 per share, in the third quarter of 2009 based on the $402.3 million aggregate principal amount of 2030 Notes we have purchased in the tender offer through September 29, 2009.

THE COMPANY

We are an energy-services provider that operates as a regulated investor-owned public utility holding company. Our primary focus is to provide regulated electricity and natural gas service to customers in the Midwest through our two public utility subsidiaries, IPL and WPL. We also have non-regulated operations.

Our utility business is engaged principally in:

•	the generation and distribution of electric energy in selective markets in Iowa, southern and central Wisconsin and southern Minnesota;

•	the distribution and transportation of natural gas in selective markets in Iowa, southern and central Wisconsin and southern Minnesota; and

•	the provision of various other energy-related products and services.

As of December 31, 2008, our utility business served approximately 1 million electric customers and approximately 400,000 gas customers.

Through our subsidiary, Resources, we manage a portfolio of wholly-owned subsidiaries and additional investments through several distinct platforms: RMT (including WindConnect®), Non-regulated Generation, Transportation and other non-regulated investments.

We are a “holding company” under the Public Utility Holding Company Act of 2005 and are subject to regulation by the FERC under that Act.

Business Segment Review

Our business consists of our core regulated utility operations and our non-regulated operations grouped under Resources.

Utility Operations

Our utility operations consist primarily of regulated electric and natural gas businesses. We serve approximately 1 million electric and approximately 400,000 natural gas customers in Iowa, southern and central Wisconsin and southern Minnesota. We had $3.22 billion in utility operating revenues in 2008, including $2.41 billion in electric revenues, or 75% of utility revenues, $710 million in gas revenues, or 22% of utility revenues, and $102 million in other utility revenues, or 3% of utility revenues.

The composition of our electric and gas utility operating revenues for the year ended December 31, 2008 was as follows:

	Electric		Gas
	Revenues	%	Revenues	%
	(Millions)		(Millions)
Residential	$844.7	35.0%	$385.0	54.2%
Commercial	537.5	22.3%	240.5	33.8%
Industrial	734.7	30.5%	51.1	7.2%
Other	294.4	12.2%	33.8	4.8%

Total	$2,411.3	100.0%	$710.4	100.0%

Interstate Power and Light Company

IPL’s operations consist principally of the generation and distribution of electric energy in selective markets in Iowa and southern Minnesota, the distribution and transportation of natural gas in selective markets in Iowa and southern Minnesota and the provision of various other energy-related products and services. As of December 31, 2008, IPL served approximately 525,000 retail electric customers in approximately 750 communities and approximately 234,000 retail gas customers in approximately 240 communities.

During 2008, IPL had total operating revenues of approximately $1,758.0 million, which included $1,258.3 million in electric revenues, or 71.6% of total operating revenues, $410.4 million in gas revenues, or 23.3% of total operating revenues, and $89.3 million in steam and other revenues, or 5.1% of total operating revenues. No single customer accounted for more than 10% of IPL’s consolidated revenues in 2008. IPL’s electric and gas revenues for 2008, sales for 2008 and customers as of December 31, 2008 consisted of the following:

	Electric
	Revenues	%	Sales	%	Customers	%
	(Millions)		(Thousands of megawatt-hours)
Residential	$455.2	36.2%	4,218	24.7%	443,589	84.3%
Commercial	319.4	25.4%	3,911	22.9%	79,508	15.1%
Industrial	407.0	32.3%	7,742	45.3%	1,939	0.3%
Other	76.7	6.1%	1,221	7.1%	1,381	0.3%

Total	$1,258.3	100.0%	17,092	100.0%	526,417	100.0%

	Gas
	Revenues	%	Sales	%	Customers	%
	(Millions)		(Thousands of dekatherms)
Residential	$219.3	53.4%	18,110	25.6%	206,866	88.4%
Commercial	137.3	33.5%	13,099	18.5%	26,603	11.4%
Industrial	40.4	9.8%	4,539	6.4%	367	0.1%
Other	13.4	3.3%	34,993	49.5%	231	0.1%

Total	$410.4	100.0%	70,741	100.0%	234,067	100.0%

Transmission Assets. In December 2007, IPL completed the sale of its electric transmission assets located in Iowa, Minnesota and Illinois to ITC Midwest LLC, or ITC, a wholly-owned subsidiary of ITC Holdings Corporation. Under the terms of the approval of the IUB of the sale, IPL is obligated to refund to its customers payments of $13 million per year for eight years beginning in the year its customers experience an increase in rates relating to the transmission charges assessed by ITC. The transmission rates that ITC charges its utility customers for transmission service are fully regulated by the FERC. IPL pays the regulated rates to ITC for transmission services needed to serve its customers.

Wisconsin Power and Light Company

WPL’s operations consist principally of the generation and distribution of electric energy in selective markets in south and central Wisconsin, the distribution and transportation of natural gas in selective markets in south and central Wisconsin and the provision of various other energy-related products and services. As of December 31, 2008, WPL served approximately 453,000 retail electric customers in approximately 600 communities and approximately 177,000 retail gas customers in approximately 240 communities.

During 2008, WPL had total operating revenues of approximately $1,465.8 million, which included $1,153.0 million in electric revenues, or 78.7% of total operating revenues, $300.0 million in gas revenues, or 20.4% of total operating revenues, and $12.8 million in other revenues, or 0.9% of total operating revenues. No single customer accounted for more than 10% of WPL’s consolidated revenues in 2008. WPL’s electric and gas revenues for 2008, sales for 2008 and customers as of December 31, 2008 consisted of the following:

	Electric
	Revenues	%	Sales	%	Customers	%
	(Millions)		(Thousands of megawatt-hours)
Residential	$389.5	33.8%	3,446	24.3%	397,055	87.2%
Commercial	218.1	18.9%	2,270	16.0%	55,028	12.1%
Industrial	327.7	28.4%	4,748	33.4%	995	0.2%
Other	217.7	18.9%	3,739	26.3%	2,153	0.5%

Total	$1,153.0	100.0%	14,203	100.0%	455,231	100.0%

	Gas
	Revenues	%	Sales	%	Customers	%
	(Millions)		(Thousands of dekatherms)
Residential	$165.7	55.2%	12,520	25.8%	158,327	89.2%
Commercial	103.2	34.4%	9,362	19.3%	18,810	10.6%
Industrial	10.7	3.6%	1,019	2.1%	217	0.1%
Other	20.4	6.8%	25,633	52.8%	219	0.1%

Total	$300.0	100.0%	48,534	100.0%	177,573	100.0%

Transmission Assets. On January 1, 2001, WPL transferred its transmission assets with no gain or loss to an independent, for-profit transmission-only company, American Transmission Co. LLC, or ATC. At December 31, 2008, WPL had an ownership percentage in ATC of approximately 16%. The transfer has not resulted in a significant impact on WPL’s financial condition or results of operations since the FERC allows ATC to earn a return on the contributed assets comparable to the return WPL was formerly allowed by the PSCW and the FERC. During 2008, ATC distributed to WPL, in the form of dividends, $24 million or approximately 80% of WPL’s equity earnings from ATC. ATC realizes its revenues from the provision of transmission services to both participants in ATC as well as non-participants. ATC is a transmission-owning member of the Midwest Independent Transmission System Operator Regional Transmission Organization and the Midwest Reliability Organization and Reliability First Corporation Regional Entities.

Rates and Regulatory Environment

We are a “holding company” and IPL and WPL are “subsidiary companies” within the Alliant Energy Corporation “holding company system” as defined under the Public Utility Holding Company Act of 2005. As a result, we are required to maintain certain records and to report certain transactions involving our public utilities and other entities regulated by the FERC. IPL and WPL are subject to regulation by the FERC under the Federal Power Act and the Public Utility Holding Company Act of 2005 for various issues including, but not limited to, affiliate transactions, public utility mergers, acquisitions and dispositions, and books and records requirements and, in the case of IPL, issuances and sales of securities. The FERC also has jurisdiction under the Federal Power Act over some of WPL’s and IPL’s electric utility facilities and operations, electric wholesale rates, dividend payments, accounting practices and in some other respects.

IPL is subject to certain regulation by the IUB related to its operations in Iowa, including, but not limited to, regulation relating to retail utility rates and standards of service, accounting requirements and approval of the location and construction of electric generating facilities. A Certificate of Public Convenience, Use and Necessity

is required to be filed with the IUB for construction approval of any new electric generating facility located in Iowa with 25 megawatts or more of capacity. Requests for retail rate relief are based on historical test periods, adjusted for certain known and measurable changes occurring up to 12 months after the commencement of the proceeding. Interim retail rates can be placed into effect 10 days after the rate application filing, subject to refund, and must be based on past precedent. An Iowa law, HF 577, provides Iowa utilities with the necessary rate making principles, and resulting increased regulatory and investment certainty, prior to making certain generation investments in Iowa.

IPL is subject to certain regulation by the MPUC related to its operations in Minnesota, including, but not limited to, regulation relating to retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, periodic approval of IPL’s capital structure, and approval of the location and construction of electric generating facilities located in Minnesota. Requests for retail rate relief can be based on either historical or projected data and interim retail rates are permitted.

As a utility holding company incorporated in Wisconsin, we are subject to regulation by the PSCW. The PSCW regulates the type and amount of our investments in non-utility businesses. WPL is also subject to regulation by the PSCW regarding retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, approval of the location and construction of electric generating facilities, certain other additions and extensions to facilities, and in other respects. Retail rates are set by the PSCW using a forward-looking test period and may be adjusted in base rate case proceedings, in fuel rate cases under Wisconsin’s fuel adjustment rules and through other regulatory mechanisms. In 2005, Wisconsin enacted Act 7, which provides Wisconsin utilities with the option to set rate making principles with respect to the recovery of the capital costs, and resulting increased regulatory and investment certainty, prior to making certain generation investments in Wisconsin.

IPL’s retail electric and retail gas tariffs provide for subsequent adjustments to rates for changes in commodity costs. IPL and WPL are currently addressing the recovery of their utility cost increases through pending rate cases. These rate cases are summarized as follows (dollars in millions; fuel-related (F-R)):

Case	Utility Type	Filing Date	Increase Requested	Interim Increase Granted	Interim Effective Date	Final Increase (Decrease) Granted		Expected/ Actual Final Effective Date	Return on Equity
IPL:
2009 Iowa Retail (a)	Electric	3/09	$171	$84	3/09		(b)	1/10		(b)
WPL:
2010 Retail (c)	Electric/Gas	5/09	109	N/A	N/A		(b)	1/10		(b)

(a)	In March 2009, IPL filed a request with the IUB to increase annual electric rates for its Iowa retail customers by $171 million, or approximately 17%. The filing is based on a 2008 historical test year and has been adjusted for certain known and measurable changes occurring up to 12 months after the commencement of the proceeding. The request includes a return on common equity of 11.4% and a capital structure with 49.5% common equity, 43.5% long-term debt and 7.0% preferred equity. The key drivers for the filing include recovery of increased costs and capital investments since IPL’s last Iowa electric retail rate case filed in 2004. These increased costs and capital investments include increased costs for transmission service, infrastructure investments completed during the past five years to enhance the reliability of IPL’s electric system and lower emissions at its generating facilities, increased costs for pension and other employee benefits, capital investments and operating expenses incurred by IPL to restore electric service following 2007 winter ice storms and 2008 severe flooding that impacted its Iowa electric service territory, and capital expenditures for the cancelled Sutherland #4 project. In July 2009, Iowa’s Office of Consumer Advocate, or OCA, filed a request with the IUB to decrease annual electric rates for IPL’s Iowa retail customers by $30 million, or approximately 3%. The primary difference between the OCA’s request and IPL’s request filed in March 2009 relates to recovery of increased costs for transmission service.

An interim retail rate increase of $84 million, or approximately 8% on an annual basis, was implemented by IPL effective March 27, 2009 without regulatory review and will be subject to refund pending determination of final rates from this request. IPL has relied upon past precedent to determine the return on common equity of 10.7% (IPL’s current authorized return on common equity in Iowa) used for the interim rate increase. The returns on common equity used to calculate the interim and final rate increase request apply to all rate base items other than IPL’s Emery Generating Station, which has a previously approved return on common equity of 12.23%. The amount of the interim retail rate increase will be replaced by the amount of final rates once the final rates are granted.

(b)	To be determined.

(c)	In May 2009, WPL filed a request with the PSCW to increase annual retail electric rates by $86 million, or approximately 9%, and increase annual retail natural gas rates by $6 million, or approximately 3%. The request was based on a 2010 forward-looking test period and included a return on common equity of 10.6% and a capital structure with 53.5% common equity, 41.6% long-term debt, 2.5% short-term debt and 2.4% preferred equity. The key drivers for the filing included recovery of infrastructure costs of the electric and natural gas utility systems. Such cost recovery has been reduced by a material reduction in sales and increased costs. The increased costs include those associated with providing utility service and investments related to maintaining a safe and reliable electric and gas infrastructure, enhancing renewable energy resources, promoting environmental stewardship via environmental control projects, and providing additional energy-efficiency initiatives and options for customers. WPL’s increased electric costs have been partially offset by recent decreases in electric fuel costs. In addition, WPL requested recovery of the remaining retail portion of the costs of $23 million related to the proposed Nelson Dewey Generating Station Unit 3 (rejected by the PSCW in December 2008) over a five-year period ending December 2014.

In July 2009, WPL updated its 2010 retail rate case request to include the impacts of recent reductions in its 2010 electric sales forecast, a recent increase in its 2010 electric fuel-related cost forecast, and increased infrastructure costs. These changes result in a revised 2010 retail rate case request of $102 million for WPL’s annual retail electric rates (an increase of $16 million from the initial request) and $7 million for its annual retail natural gas rates (an increase of $1 million from the initial request).

Non-Regulated Operations

Resources manages a portfolio of wholly-owned subsidiaries and additional investments through several distinct platforms: RMT (including WindConnect®), Non-regulated Generation, Transportation and other non-regulated investments.

RMT (including WindConnect®) provides renewable energy services and environmental consulting and engineering services to industrial and commercial clients nationwide. RMT offers renewable energy services through its WindConnect® segment, which provides siting, design, construction, and high voltage connection services for renewable projects in the U.S. RMT’s environmental consulting and engineering services include site remediation and restoration, air quality control, auditing/compliance management, facility siting and planning, and environmental construction.

Non-regulated Generation manages our non-regulated electric generating facilities. Resources owns the 300 MW, simple-cycle, natural gas-fired Sheboygan Falls Energy Facility near Sheboygan Falls, Wisconsin and leases it to WPL for an initial period of 20 years. Also included in Non-regulated Generation is Industrial Energy Applications, Inc., which provides on-site energy services with small standby generators.

Transportation includes a short-line railway that provides freight service between Cedar Rapids, Iowa and Iowa City, Iowa; barge terminal and hauling services on the Mississippi River; and other transfer and storage services.

DESCRIPTION OF SENIOR NOTES

We have summarized provisions of the senior notes below. This summary supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the senior notes under the caption “Description of Senior Notes” in the accompanying prospectus. The following description does not purport to be complete and is qualified in its entirety by reference to the indenture entered into between us and Wells Fargo Bank, National Association, or the trustee, dated as of September 30, 2009, as supplemented by an officer’s certificate to the indenture establishing the senior notes of each series. We filed the indenture as an exhibit to the Registration Statement on Form S-3 we filed with the SEC on September 30, 2009, and we refer to this indenture, as supplemented from time to time, as the indenture. Please read the indenture because it, and not this description, defines your rights as holders of the senior notes.

We will issue the senior notes as a separate series of securities under the indenture, and terms of the senior notes will include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, which we refer to as the 1939 Act. Certain capitalized terms used in this prospectus are defined in the indenture. As used in this section, the terms “we,” “us” and “our” refer to Alliant Energy Corporation and not any of our subsidiaries.

General

The senior notes are being offered in an initial aggregate principal amount of $             and will mature on                     ,     .

We may without consent of the holders of the senior notes issue additional notes under the indenture, having the same terms in all respects to the senior notes (except for the public offering price and the issue date and, in some cases, the first interest payment date) so that those additional notes will be consolidated and form a single series with the other outstanding notes.

The senior notes will bear interest from                     , 2009 at     % per annum, payable semiannually on each              and             , commencing on                     , 2010, to holders of record on the 15th day of the month preceding the interest payment date.

We will issue the senior notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The senior notes will be redeemable at our option, in whole or in part, at any time as described under “– Optional Redemption” below.

Interest on the senior notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any payment date falls on a day that is not a business day, the payment will be made on the next business day, except that, if such business day is in the next calendar year, such payment will be made on the immediately preceding business day, and in each case we will consider that payment as being made on the date that the payment was due to you. In that event, no interest will accrue on the amount payable for the period from and after the payment date.

We will issue the senior notes in the form of one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of DTC’s nominee. Information regarding DTC’s book-entry system is set forth below under “Global Securities.”

Ranking

The senior notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other existing and future unsecured and unsubordinated obligations. The senior notes will be effectively subordinated to all our secured debt. As of the date of this prospectus supplement, we did not have any outstanding secured debt for borrowed money.

We are a holding company that conducts our business principally through our subsidiaries. Thus, as a practical matter, the senior notes will be effectively subordinated to all existing and future obligations, including with respect to trade payable, other debt and preferred equity, of our subsidiaries. As of June 30, 2009, our subsidiaries had long-term debt of approximately $1.8 billion and preferred equity with an aggregate liquidation preference of $250 million outstanding that effectively ranks senior to the senior notes.

The indenture contains no restrictions on the amount of additional indebtedness that may be incurred by us.

Optional Redemption

The senior notes will be redeemable as a whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum, as determined by the Independent Investment Banker and delivered to the trustee, of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus            basis points, plus in each case accrued interest to the date of redemption.

“Comparable Treasury Issue” means the U.S Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., or their affiliates that are primary U.S. Government securities dealers, and their respective successors, unless any of them ceases to be a primary dealer in U.S. government securities (“Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer located in The City of New York; and (2) two other Primary Treasury Dealers located in The City of New York selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealers at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of senior notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the senior notes or portions thereof called for redemption.

If we redeem only some of the senior notes, DTC’s practice is to choose by lot the amount to be redeemed from the senior notes held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any “street name” holders of any indirect interests in the senior notes to be redeemed according to arrangements among them. These notices may be subject to statutory or regulatory requirements. We will not be responsible for giving notice of a redemption of the senior notes to be redeemed to anyone other than the registered holders of the senior notes to be redeemed, which is currently DTC. If senior notes to be redeemed are no longer held through DTC and fewer than all the senior notes are to be redeemed, selection of senior notes for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding senior notes by tender, in the open market or by private agreement.

No Sinking Fund

There is no provision for a sinking fund for the senior notes.

Covenants

The indenture restricts us from securing any indebtedness with a lien on any shares of the capital stock of any of our “significant subsidiaries,” except in certain circumstances. The accompanying prospectus describes this covenant (see “Description of Senior Notes – Limitation on Liens” in the accompanying prospectus) and other covenants contained in the indenture in greater detail and should be read prior to investing.

Global Securities

We will issue the senior notes in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or else the global securities will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we, the underwriters nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•

DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries;

•

access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that under procedures established by DTC:

•

upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•

ownership of the senior notes will be shown on, and the transfer of ownership of the senior notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Investors in the global securities who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the senior notes who are not participants may hold their interests therein indirectly through organizations that are participants in such system. All interests in securities may be subject to the procedures and requirements of DTC.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to persons in such jurisdictions. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the senior notes represented by that global security for all purposes under the indenture and under the senior notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have senior notes represented by that global security registered in their names, will not receive or be entitled to receive the senior notes in the form of a physical certificate and will not be considered the owners or holders of the senior notes under the indenture or under the senior notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of senior notes under the indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the senior notes or relating to payments made by DTC on account of the senior notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the senior notes.

We will make payments (including principal, premium, if any, and interest) on the senior notes represented by the global securities to DTC or its nominee, as the registered owner of the senior notes, by wire transfer of immediately available funds to the accounts specified by the registered owner of the senior notes. We expect that when DTC or its nominee receives any payment on the senior notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

DTC has advised us that it will take any action permitted to be taken by a holder of senior notes only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the senior notes, DTC reserves the right to exchange the global securities for certificated senior notes, and to distribute such notes to its participants.

Initial settlement for the senior notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC’s procedures. The senior notes represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such senior notes will, therefore, be required by DTC to be settled in immediately available funds.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Senior Notes

We will issue certificated senior notes to each person that DTC identifies as the beneficial owner of senior notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global securities, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default with respect to the senior notes has occurred and is continuing; or

•	we decide not to have the senior notes represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related senior notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the senior notes to be issued.

We will make all payments of principal, interest and premium, if any, with respect to certificated senior notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated senior notes or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in any certificated senior notes will also be settled in immediately available funds.

UNDERWRITING

Subject to the terms and conditions set forth in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the principal amount of senior notes set forth opposite its name below.

Underwriters	Principal Amount of Senior Notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities Inc.

Total	$

The underwriters have agreed, subject to the terms and conditions contained in the underwriting agreement, to purchase all of the senior notes sold under the underwriting agreement if any of these senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The senior notes are a new issue of securities with no established trading market. The senior notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the senior notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in excess of     % of the principal amount of the senior notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the senior notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We estimate that the total expenses of this offering, including registration fees, printing expenses, legal fees and expenses and accounting fees and expenses, but excluding the underwriting discounts and commissions, will be approximately $350,000. These expenses will be payable by us.

No Sale of Similar Securities

We have agreed, with exceptions, not to sell or transfer any of our debt securities for 15 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any debt securities;

•	sell any option or contract to purchase any debt securities;

•	purchase any option or contract to sell any debt securities;

•	grant any option, right or warrant to sell any debt securities;

•	otherwise transfer or dispose of any debt securities;

•	file a registration statement related to any of the foregoing; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any debt securities;

whether any such swap or transaction is to be settled by delivery of debt securities or other securities, in cash or otherwise.

This lockup provision applies to the senior notes and to securities convertible into or exchangeable or exercisable for our debt securities.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Price Stabilization and Short Position

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the senior notes.

If the underwriters create a short position in the senior notes in connection with the offering, i.e., if they sell more senior notes than are listed on the cover page of this prospectus supplement, then they may reduce that short position by purchasing senior notes in the open market. Purchases of our senior notes to stabilize or reduce a short position could cause the price of our senior notes to be higher than it might be in the absence of such purchases.

In general, purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Each of the underwriters or their affiliates have provided investment or commercial banking services to us in the past and are likely to do so in the future. They receive customary fees and commissions for these services. In particular, Citigroup Global Markets Inc. is acting as dealer manager in connection with the tender offer for the 2030 Notes. Furthermore, affiliates of each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are lenders under our credit facilities.

LEGAL MATTERS

The validity of the senior notes will be passed upon for us by Foley & Lardner LLP. Certain legal matters will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus supplement and the accompanying prospectus by reference from Alliant Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) and the effectiveness of Alliant Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Alliant Energy Corporation

Common Stock, Senior Notes,

Warrants, Stock Purchase Contracts and Stock Purchase Units

We may offer and sell from time to time securities in one or more offerings in amounts, at prices and on terms determined at the time of the offering. This prospectus provides you with a general description of the securities we may offer.

We may offer and sell the following securities:

•	common stock;

•	senior notes, which may be convertible into our common stock;

•	warrants to purchase common stock; and

•	stock purchase contracts and stock purchase units.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplement or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any supplement and any other offering material carefully before you invest.

We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus or other offering materials will provide the specific terms of the plan of distribution.

In addition, selling shareowners to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareowners.

Our common stock is listed on the New York Stock Exchange under the symbol “LNT.”

Investment in our securities involves risks. See “Risk Factors” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in any prospectus supplement or other offering material or in such other document we refer you to in any prospectus supplement or other offering material for a discussion of certain risks that prospective investors should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 30, 2009.

ABOUT THIS PROSPECTUS

References in this prospectus to “we ,” “us” and “our” refer to Alliant Energy Corporation. References to “common stock” refer to our common stock, $.01 par value per share, and the attached common share purchase rights.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus, and one or more of our shareowners may sell our common stock, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement and in any other offering material. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus, any supplement to this prospectus or any other offering material, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or other offering material, is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and/or any other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or any other offering material, contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included in this prospectus, any prospectus supplement and/or any other offering material, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect,” “intend,” “believe,” “anticipate,” “estimate,” “plan” or “objective” or other similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under “Risk Factors” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus, any prospectus supplement and/or other offering material. Numerous important factors described in this prospectus, any prospectus supplement and/or other offering material, and the information incorporated by reference in this prospectus, any prospectus supplement and/or other offering material, could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ALLIANT ENERGY CORPORATION

We are an energy-services provider that operates as a regulated investor-owned public utility holding company. Our primary focus is to provide regulated electricity and natural gas service to customers in the Midwest through our two public utility subsidiaries, Interstate Power and Light Company, or IPL, and Wisconsin Power and Light Company, or WPL. We also have non-regulated operations. Our utility business is engaged principally in:

•	the generation and distribution of electric energy in selective markets in Iowa, southern and central Wisconsin and southern Minnesota;

•	the distribution and transportation of natural gas in selective markets in Iowa, southern and central Wisconsin and southern Minnesota; and

•	the provision of various other energy-related products and services.

We are a “holding company” under the Public Utility Holding Company Act of 2005 and are subject to regulation by the Federal Energy Regulatory Commission, or the FERC, under that Act.

Our principal executive offices are located at 4902 North Biltmore Lane, Madison, Wisconsin 53718, and our telephone number is (608)  458-3311.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods presented:

Year Ended December 31,					Six Months Ended June 30,
2004	2005	2006	2007	2008	2009
2.08x	(1)	3.32x	4.47x	3.07x	1.90x

(1)	For the year ended December 31, 2005, earnings as defined were inadequate to cover fixed charges, and the ratio of earnings to fixed charges therefore has not been presented for that period. The coverage deficiency necessary for the ratio of earnings to fixed charges to equal 1.00x (one-to-one coverage) was $47.1 million for the year ended December 31, 2005.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement or other offering materials, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes material terms and provisions that apply to the common stock. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, our bylaws and our rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we have authority to issue 240,000,000 shares of common stock, $0.01 par value per share. We do not have the authority under our articles of incorporation to issue shares of preferred stock.

Common Stock

Our common stock is entitled to such dividends as our board of directors may declare from time to time in accordance with applicable law. Our ability to pay dividends is dependent upon a number of factors, including the ability of our subsidiaries to pay dividends. Our utility subsidiaries each have restrictions on the payment of dividends on their common stock based on the terms of their outstanding preferred stock and regulatory restrictions applicable to them.

Only holders of our common stock will be entitled to vote for the election of members to our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareowners, subject to Section 180.1150 of the Wisconsin Business Corporation Law. See “– Statutory and Bylaw Provisions.” Shareowners have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. Our board of directors is divided into three classes, with staggered terms of three years each.

All shares of common stock are entitled to participate equally in distributions in liquidation. Holders of common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock.

Common Share Purchase Rights

We have entered into a rights agreement pursuant to which each outstanding share of our common stock has attached a right to purchase one-half of one share of our common stock. A right will also attach to each share of common stock that we subsequently issue prior to the expiration of the rights agreement. Under circumstances described below, the rights will entitle the holder of the rights to purchase additional shares of common stock. In this prospectus and any accompanying prospectus supplement, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with the common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding common stock, will initially entitle the holder to purchase one half of one share of our common stock at a purchase price of $110 per full share, or $55 per half share, subject to adjustment. The rights will become exercisable only if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 15% or more of our common stock, each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price. The rights may be redeemed at a price of $0.001 per right until a party acquires 15% or more of our common stock and, after that time, may be exchanged for one share of our common stock per right until a party acquires 50% or more of our common stock. The rights expire on December 11, 2018, subject to extension. Under the rights agreement, our board of directors may reduce the thresholds applicable to the rights from 15% to not less than 10%. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

The rights have certain anti-takeover effects, in that they could have the effect of delaying, deferring or preventing a change of control of our company by causing substantial dilution to a person or group that attempts to acquire a significant interest in our company on terms not approved by our board of directors.

Statutory and Bylaw Provisions

Provisions of Wisconsin law and our bylaws might also discourage some types of transactions that involve an actual or threatened change of control of our company.

Section 196.795(3) of the Wisconsin Statutes provides that no person may hold or acquire, directly or indirectly, more than 10% of the outstanding securities of a public utility holding company such as us without the approval of the Public Service Commission of Wisconsin, or the PSCW.

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations, such as us, held by any person or persons acting as a group in excess of 20% of the corporation’s voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareowners. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations, such as us, and a significant shareowner, unless the board of directors of the corporation approves either the business combination or the purchase of shares that causes the shareowner to become a significant shareowner before such purchase occurs.

Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

In addition, our bylaws establish a procedure that shareowners seeking to call a special meeting of shareowners must satisfy. This procedure involves notice to us, the receipt by us of written demands for a special meeting from holders of 10% or more of the issued and outstanding shares of common stock, a review of the validity of such demands by an independent inspector appointed by us and the fixing of the record and meeting dates by our board of directors. In addition, shareowners demanding such a special meeting must deliver to us a written agreement to pay the costs incurred by us in holding a special meeting, including the costs of preparing and mailing the proxy materials for our solicitation of proxies for use at such meeting, in the event such shareowners are unsuccessful in their proxy solicitation.

Our bylaws also provide our board of directors with discretion in postponing shareowner meetings, including, within certain limits, special meetings of shareowners. Additionally, our chairman or board of directors (acting by resolution) may adjourn a shareowner meeting at any time prior to the transaction of business at such meeting, within certain limits. Our bylaws also contain strict time deadlines and procedures applicable to shareowners seeking to nominate a person for election as a director or to otherwise bring business before a meeting.

DESCRIPTION OF SENIOR NOTES

The following description of the senior notes, or notes, sets forth the material terms and provisions of senior notes to which any prospectus supplement and/or other offering material may relate. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the senior notes indenture between us and Wells Fargo Bank, National Association, as trustee, as supplemented by one or more supplemental indentures, board resolutions or officer’s certificates establishing the notes of each series. We filed the indenture as an exhibit to the Registration Statement on Form S-3 we filed with the SEC on September 30, 2009, and we refer to this indenture, as supplemented from time to time, as the indenture. The terms of the notes will include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the 1939 Act.

The particular terms of the notes offered by any prospectus supplement and/or other offering material and the extent, if any, to which the provisions described in this prospectus may apply to the offered notes will be described in the prospectus supplement and/or other offering material relating to the offered notes.

General

The notes will be issued as unsecured debt securities under the indenture and will rank equally with all of our other unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our secured debt. The indenture does not limit the aggregate principal amount of notes that may be issued under the indenture and provides that notes may be issued from time to time in one or more series pursuant to the terms of one or more supplemental indentures, board resolutions or officer’s certificates pursuant to a supplemental indenture or a board resolution. The indenture gives us the ability to reopen a previous issue of notes and issue additional notes of such series, unless otherwise provided.

Provisions of a Particular Series

The prospectus supplement applicable to each series of notes will specify, among other things:

•	the title of such notes;

•	any limit on the aggregate principal amount of such notes which may be authenticated and delivered under the indenture;

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the person to whom interest on a note of the series shall be payable if other than the person in whose name that note is registered at the close of business on the regular record date for such interest;

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the date or dates on which the principal of such notes is payable or the method or means by which those dates will be determined, and our right, if any, to extend those dates and the duration of any such extension;

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the rate or rates at which such notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, the regular record date for the interest payable on any interest payment date, and our right, if any, to extend the interest payment periods and the duration of any such extension;

•	the place or places where the principal of, premium, if any, and interest, if any, on such notes shall be payable;

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the methods by which (i) registration of transfer of such notes and exchanges of such notes may be effected, and by which (ii) notices and demands to or upon us in respect of such notes and the indenture may be made, given, furnished, filed or served;

•	the note registrar and paying agent or agents for such notes and, if such is the case, a statement that the principal of such notes will be payable without presentment or surrender of the notes;

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if the time for giving redemption notices for such notes is different from that provided in the indenture, such different time, and the period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which such notes may be redeemed, in whole or in part, at our option, as well as any restrictions on such redemptions;

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our obligation(s), if any, to redeem, purchase or repay such notes pursuant to any sinking fund or analogous provision or at the option of a holder and the terms and conditions upon which such notes will be so redeemed, purchased or repaid, as well as any applicable exceptions to the indenture provisions relating to notices of redemption in the case of mandatory redemption or redemption or repayment at the option of a holder;

•	the denominations in which such notes shall be issuable;

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the currency or currencies, including composite currencies, in which the principal, premium, if any, and interest if any, on such notes will be payable if other than U.S. dollars and the method for determining the equivalent amount in U.S. dollars;

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if the principal, premium, if any, or interest, if any, on such notes are to be payable, at our election or at the election of a holder, in a coin or currency other than that in which such notes are stated to be payable: (i) the coin or currency in which any such payment will be payable and (ii) the period(s) within which, and the terms upon which, such election may be made;

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if the principal, premium, if any, or interest, if any, on such notes are to be payable, or are to be payable at our election or at the election of a holder, in securities or other property, the type and amount of such securities or other property, or the method by which such amount shall be determined, and the period(s) within which, and terms upon which, such election may be made;

•	if the amount payable in respect of principal of or any premium or interest on any notes may be determined with reference to an index or formula, the manner in which such amount will be determined;

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any deletions from, modifications of or additions to the events of default or covenants as provided in the indenture pertaining to such notes, and any change in the rights of the trustee or holders pursuant to a supplemental indenture;

•	any additions to the definitions set forth in the indenture with respect to such notes;

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whether such notes shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged for certificated notes of such series and of like tenor of any authorized denomination and the circumstances under which such exchange may occur, if other than as provided in the indenture; the depositary for such global security or securities if other than The Depository Trust Company; and the form of any legend(s) to be borne by any such global security or securities in addition to or in lieu of the legend provided in the indenture;

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any limitations on the rights of the holders of such notes to transfer or exchange such notes or to obtain registration of transfer of such notes; and if a service charge will be made for the registration of transfer or exchange of such notes, the amount or terms of the service charge;

•	any restriction or condition on the transferability of such notes;

•	if other than the entire principal amount, the portion of the principal amount of such notes payable upon declaration of acceleration of maturity;

•	the terms, if any, pursuant to which such notes may be converted into or exchanged for our or another person’s shares of capital stock or other securities;

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if such notes are denominated in a currency other than U.S. dollars or in a composite currency, the obligations or instruments, if any, which may be deposited in connection with a satisfaction and discharge, and any additional or alternative provisions for the reinstatement of our indebtedness in respect of such notes after satisfaction and discharge as provided in the indenture;

•	any exception to the indenture provisions relating to legal holidays or variation in the definition of “business day” with respect to such notes;

•	any non-applicability of the limitation on liens contained in the indenture to the notes of such series or any exceptions or modifications to the limitation on liens with respect to such notes; and

•	any other terms of such notes.

The indenture does not contain provisions that afford holders of notes protection in the event of a highly leveraged transaction involving us.

Registration and Transfer

We will not be required to (i) issue, register the transfer of or exchange notes of any series during a period of 15 days immediately preceding the date notice is given identifying the notes of such series called for redemption, or (ii) issue, register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Payment and Paying Agent

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of any notes will be made only against surrender to the paying agent of such notes. Principal of and interest on notes will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as we may designate from time to time. Payment of interest on notes on any interest payment date will be made to the person in whose name the notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will act as paying agent with respect to the notes. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

All moneys paid by us to a paying agent for the payment of the principal of (and premium, if any) or interest on the notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to us, upon request and subject to applicable abandoned property laws, and the holder of such notes will from that time forward look only to us for payment of such principal, premium and interest.

Limitation on Liens

Unless otherwise specified in a prospectus supplement for notes of a series, the following covenant will apply to the notes of that series.

So long as any notes remain outstanding, we will not secure any indebtedness with a lien on any shares of the capital stock of any of our significant subsidiaries, which shares of capital stock we directly or indirectly own from the date of the indenture or thereafter, unless we equally and ratably secure all notes. However, this restriction does not apply to or prevent:

(1)

(i) liens upon capital stock later acquired, directly or indirectly, by us to secure (A) the purchase price of such capital stock or (B) indebtedness incurred solely for the purpose of financing the acquisition of any such capital stock, (ii) liens existing on any such capital stock at the time of acquisition, and

(iii) extensions, renewals or replacements of any of the foregoing, provided that in connection with clause (iii), the principal amount of indebtedness so secured shall be for the same or a lesser principal amount of the indebtedness secured by the lien and no such lien shall extend to or cover any capital stock other than the capital stock being acquired or to more than the same proportion of all shares of capital stock as was covered by the lien that was extended, renewed or replaced; or

(2)	attachment, judgment or other similar liens arising in connection with court proceedings, provided that the execution or other enforcement of such liens is effectively stayed and (i) the claims secured by the lien are being actively contested in good faith by appropriate proceedings or (ii) payment of the claims is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies.

Liens on any shares of the capital stock of any of our significant subsidiaries, other than liens described in (1) and (2) above, are referred to in this prospectus as “restricted liens.” The foregoing limitations do not apply to the extent that we create any restricted liens to secure indebtedness that, together with all of our other indebtedness secured by restricted liens, does not at the time exceed 10% of our consolidated net tangible assets, as determined by us as of a month end not more than 90 days prior to the closing or consummation of the proposed transaction.

For this purpose, “indebtedness” applied to any person means (i) any liability of such person (A) for borrowed money, or under any reimbursement obligation relating to a letter of credit (other than trade letters of credit) issued to support indebtedness or obligations of such person or others of the kinds referred to in this definition, or (B) evidenced by a bond, note, debenture or similar instrument, or (C) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (D) for the payment of money relating to a capitalized lease obligation; (ii) any liability of others described in the preceding clause (i) that such person has guaranteed or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above.

For this purpose, “consolidated net tangible assets” means the total amount of our assets determined on a consolidated basis in accordance with generally accepted accounting principles, or GAAP, less (i) the sum of our consolidated current liabilities determined in accordance with GAAP and (ii) the amount of our consolidated assets classified as intangible assets determined in accordance with GAAP, including but not limited to, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and regulatory assets carried as an asset on our consolidated balance sheet.

For this purpose, “significant subsidiary” means any direct, majority owned subsidiary of us that is a “significant subsidiary” as defined in Regulation S-X promulgated by the SEC.

Regulations prohibit or restrict the encumbrance or pledge of public utility assets for the benefit of an associated company. Any pledge of WPL’s common stock to secure the notes could require approval of the FERC or the PSCW. Any pledge of IPL’s common stock to secure the notes could require approval of the FERC or the Minnesota Public Utilities Commission, or MPUC. Even with a valid pledge of IPL’s or WPL’s common stock, foreclosure under the indenture may be subject to applicable regulatory requirements, including approval by each of the FERC, the PSCW or the MPUC, if foreclosure or the sale of the pledged IPL or WPL common stock may constitute a transfer of control of IPL or WPL. Applicable law gives each of the FERC, the PSCW and the MPUC broad discretion to define “control” for these purposes, and any such determination would depend upon the facts and circumstances existing at the time. Accordingly, the ability to foreclose on and dispose of IPL or WPL common stock may be restricted or delayed by applicable regulatory requirements.

Consolidation, Merger and Sale

We may not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

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such other corporation or person is a corporation organized and existing under the laws of the U.S, any State in the U.S. or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the trustee, the payment of the principal of (and premium, if any) and interest on all the notes and the performance of every covenant of the indenture on our part to be performed or observed;

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immediately after giving effect to such transactions, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

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we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Notwithstanding the foregoing, we may merge or consolidate with or transfer all or substantially all of our assets to an affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing our jurisdiction of organization or our form of organization; provided that the amount of our indebtedness is not increased; and provided, further that the successor assumes all of our obligations under the indenture.

Modification

The indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series that is affected, to modify the indenture or the rights of the holders of the notes of such series; provided that no such modification may, without the consent of the holder of each outstanding note that is affected:

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change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount of any note or the rate of interest on any note or any premium payable upon the redemption of any note, or change the method of calculating the rate of interest of any note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any note (or, in the case of redemption, on or after the redemption date); or

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reduce the percentage of principal amount of the outstanding notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) provided for in the indenture; or

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modify any of the provisions of the indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any percentage vote required for such an amendment or supplemental indenture or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each affected holder of an outstanding note.

In addition, we and the trustee may execute, without the consent of any holders of notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of notes.

Events of Default

The indenture provides that any one or more of the following described events with respect to the notes of any series, which has occurred and is continuing, constitutes an “event of default” with respect to the notes of such series:

•	failure for 30 days to pay interest on the notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

•	failure to pay principal or premium, if any, or interest on the notes of such series when due at maturity or upon earlier redemption; or

•	failure for 30 business days to deposit any sinking fund payment when due by the terms of a note of such series; or

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failure to observe or perform any other covenant or warranty of ours in the indenture (other than a covenant or warranty which has expressly been included in the indenture solely for the benefit of one or more series of notes other than such series) for 90 days after written notice to us from the trustee or the holders of at least 33% in principal amount of the outstanding notes of such series; or

•	certain events of bankruptcy, insolvency or reorganization of us; or

•	any other event of default specified by us pursuant to the indenture with respect to notes of that series.

The holders of not less than a majority in aggregate outstanding principal amount of the notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the notes of such series. If an event of default occurs and is continuing with respect to the notes of any series, then the trustee or the holders of not less than 33% in aggregate outstanding principal amount of the notes of such series may declare the principal amount of the notes due and payable immediately by notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in the indenture, the holders of not less than a majority in aggregate outstanding principal amount of the notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and we have paid or deposited with the trustee a sum sufficient to pay all matured installments of interest and principal (and premium, if any) due otherwise than by acceleration and all sums paid or advanced by the trustee, including reasonable compensation and expenses of the trustee.

The holders of not less than a majority in aggregate outstanding principal amount of the notes of any series, on behalf of the holders of all the notes of such series, may waive any past default with respect to such series, except (i) a default in the payment of principal (or premium, if any) or interest or (ii) a default in respect of a covenant or provision which as provided under the indenture cannot be modified or amended without the consent of the holder of each outstanding note of such series affected.

Satisfaction and Discharge

We will be discharged from our obligations on the notes of any series, or any portion of the principal amount of the notes of any series, if we irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, premium, if any, and interest, if any, due and to become due, and deliver to the trustee:

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a company order stating that the money and eligible obligations deposited in accordance with the indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

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if such deposit shall have been made prior to the maturity of the notes of the series, an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of those notes, or the portions thereof, will have been satisfied and discharged as contemplated in the indenture; and

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an opinion of counsel to the effect that, as a result of a change in law or a ruling of the U.S. Internal Revenue Service issued after the date of issuance of such notes, the holders of the notes of the series, or portions thereof, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to U.S. federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” for U.S. dollar-denominated notes, means securities that are direct obligations of, or obligations the full and timely payment of which are unconditionally guaranteed by, the U.S, entitled to the benefit of the full faith and credit thereof, or depository receipts issued by a bank as custodian with respect to these obligations or any specific interest, principal or other payments due in respect thereof held by the custodian for the account of the holder of a depository receipt.

In the event that all of the conditions set forth above have been satisfied for any series of notes, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described in the second and third bulleted items above, the holders of those notes will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenant described above in “– Limitation on Liens.” Our indebtedness under those notes, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those notes may continue to look to us for payment of the indebtedness represented by those notes.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and we have paid all other sums payable by us under the indenture and delivered an officer’s certificate and opinion of counsel to the trustee stating that the conditions to satisfaction and discharge contained in the indenture have been met. All moneys we pay to the trustee or any paying agent on notes which remain unclaimed at the end of two years after payments have become due will be paid to us (or, discharged if the notes are then held by us) upon request, subject to applicable abandoned property laws. Thereafter, the holder of those notes may look only to us for payment and not the trustee or any paying agent.

Information Concerning the Trustee

The trustee, prior to an event of default with respect to notes of any series, undertakes to perform, with respect to notes of such series, only such duties as are specifically set forth in the indenture and, in case an event of default with respect to notes of any series has occurred and is continuing, shall exercise, with respect to notes of such series, such of the rights and powers vested in it by the indenture, and use the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of notes of any series, unless offered reasonable security and indemnity by such holder against the costs, expenses and liabilities which might be incurred by the trustee. The trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The trustee may decline to follow any such direction from a holder if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the notes of such series not joining in such direction.

Pursuant to the 1939 Act, if a default occurs with respect to notes of any series, the trustee may be required to resign as trustee under the indenture if it has a conflicting interest (as defined in the 1939 Act), unless the default is cured, duly waived or otherwise eliminated within 90 days.

We and certain of our subsidiaries may maintain deposit accounts and banking relationships with the trustee. The trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which our securities and certain of our subsidiaries are outstanding.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Global Securities

We will issue the notes in whole or in part in the form of one or more global certificates, which we refer to as global securities. We will deposit the global securities with or on behalf of The Depository Trust Company, which we refer to as DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global securities may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

We have provided the following descriptions of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriter nor the trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Euroclear or Clearstream directly to discuss these matters.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•

DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries;

•

Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that under procedures established by DTC:

•

Upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•

Ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

Investors in the global securities who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global securities who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as depository of Clearstream. All interests in the global securities, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the applicable indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or holders of the notes under the applicable indenture or under the notes, and may not be entitled to give the trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the applicable indenture or the global security.

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the notes.

We will make payments (including principal, premium, if any, and interest) on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds to the accounts specified by the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global securities for certificated securities, and to distribute such securities to its participants.

Initial settlement for the notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. The notes represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global securities by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default with respect to the notes has occurred and is continuing; or

•	We decide not to have the notes represented by a global security.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of senior notes, common stock or other securities. Warrants may be issued independently or together with senior notes, common stock or other securities offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of senior notes purchasable upon exercise of warrants to purchase senior notes and the price at which such senior notes may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants will commence and the date on which such right will expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the number of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement and/or other offering material.

Each warrant will entitle the holder thereof to purchase such principal amount of senior notes or such number of shares of common stock or other securities at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement and/or other offering material relating to such warrants.

Prior to the exercise of any warrants to purchase senior notes, common stock or other securities, holders of such warrants will not have any of the rights of holders of senior notes, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the senior notes purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates. The price per security and the number of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and senior notes, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

If we issue stock purchase units where debt obligations of third parties are used as security for your obligations to purchase or sell shares of common stock or other securities, we will include in the prospectus supplement and/or other offering material relating to the offering information about the issuer of the debt obligations. Specifically, if the issuer has a class of securities registered under the Securities Exchange Act of 1934 and is either eligible to register its securities on Form S-3 under the Securities Act of 1933 or meets the listing criteria to be listed on a national securities exchange, we will include a brief description of the business of the issuer, the market price of its securities and how you can obtain more information about the issuer. If the issuer does not meet the criteria described in the previous sentence, we will include substantially all of the information that would be required if the issuer were making a public offering of the debt obligations.

SELLING SHAREOWNERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling shareowners to be named in a prospectus supplement. We may register these shares to permit selling shareowners to resell their shares when they deem appropriate. A selling shareowner may resell all, a portion or none of such shareowner’s shares at any time and from time to time. Selling shareowners may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933. We do not know when or in what amounts the selling shareowners may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareowner under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareowners, other than underwriting fees, discounts or commissions which will be borne by the selling shareowners. We will provide you with a prospectus supplement naming the selling shareowners, the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by each selling shareowner.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling shareowner may sell shares of our common stock, in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us or any selling shareowners to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any selling shareowners, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. Additionally, because selling shareowners may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, selling shareowners may be subject to the prospectus delivery requirements of the Securities Act of 1933.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or any selling shareowner or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities, and any selling shareowner will sell shares of our common stock to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the securities so offered and sold. In addition, any selling shareowner may sell shares of our common stock in ordinary brokerage transactions or in transactions in which a broker solicits purchases.

Offers to purchase securities may be solicited directly by us or any selling shareowner and the sale thereof may be made by us or any selling shareowner directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof.

Any selling shareowners may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933 in reliance upon Rule 144 under the Securities Act of 1933 provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act of 1933 or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

Agents, underwriters and dealers may be entitled under relevant agreements with us or any selling shareowner to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

We may pay all expenses incurred with respect to the registration of the shares of common stock owned by any selling shareowners, other than underwriting fees, discounts or commissions, which will be borne by the selling shareowners. We or any selling shareowner may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We or any selling shareowner may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or any selling shareowner or borrowed from us, any selling shareowner or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareowner in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

Additionally, any selling shareowner may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling shareowner. Any selling shareowner also may sell shares short and redeliver shares to close out such short positions. Any selling shareowner may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling shareowner also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or the selling shareowner’s securities or in connection with the offering of other securities not covered by this prospectus.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us or any selling shareowner. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us or any selling shareowner may arrange for other broker-dealers to participate in the resales.

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries or any selling shareowner in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 1-9894). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our reports, proxy and information statements, and other SEC filings are also available at the SEC’s web site at http://www.sec.gov.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K dated February 11, 2009, April 22, 2009, June 26, 2009, July 7, 2009, July 23, 2009, September 16, 2009 and September 28, 2009;

•	the description of our common stock contained in our Registration Statement on Form 8-B, dated April 1, 1988, and any amendment or report updating that description; and

•

the description of our common share purchase rights contained in our Registration Statement on Form 8-A, dated January 20, 1999, as amended by Amendment No. 1 on Form 8-A/A, dated December 11, 2008, and any other amendment or report updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

You may obtain copies of documents incorporated by reference in this prospectus, at no cost, by request directed to us at the following address or telephone number:

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, Wisconsin 53718

Attention: F. J. Buri

Corporate Secretary

(608) 458-3311

You can also find these filings on our website at www.alliantenergy.com. However, we are not incorporating the information on our website other than these filings into this prospectus.

You should not assume that the information in this prospectus, any prospectus supplement and/or other offering material, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus, any prospectus supplement and/or other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. The validity of the securities offered by this prospectus will be passed upon for any underwriters or agents by counsel named in the applicable prospectus supplement. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities. The opinions of Foley & Lardner LLP and counsel for any underwriters or agents may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Alliant Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) and the effectiveness of Alliant Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Alliant Energy Corporation

    % Senior Notes due

PROSPECTUS SUPPLEMENT

September     , 2009

Joint Book-Running Managers

Citi

J.P. Morgan